EXHIBIT 99.1

NGL Energy Partners LP Announces First Quarter Fiscal 2019 Financial Results

TULSA, Okla.--(BUSINESS WIRE)--August 7, 2018--NGL Energy Partners LP (NYSE:NGL) (“NGL,” “our,” “we,” or the “Partnership”) today reported a net loss for the quarter ended June 30, 2018 of $169.3 million, compared to a net loss of $63.7 million for the quarter ended June 30, 2017. The net loss for the current quarter includes a loss on the disposal and impairment of assets of $101.3 million and expenses related to the accrual for the settlement of litigation of $35.0 million.

Highlights for the quarter include:

•	Adjusted EBITDA for the first quarter of Fiscal 2019 was $80.3 million, compared to $38.9 million for the first quarter of Fiscal 2018, an increase of over 106%

•	Completed the sale of virtually all of our remaining Retail Propane segment to Superior Plus Corp. (“Superior”) for $900 million in gross proceeds (adjusted for working capital) on July 10, 2018

•	Confirms Fiscal 2019 Adjusted EBITDA guidance with a target of $450 million remains unchanged

•
Growth capital expenditures, including $125.9 million in acquisitions of Water Solutions facilities and related assets, and other investments, totaled approximately $193.2 million during the first quarter (excluding Retail Propane segment)

“Our financial results for the quarter are right in line with our expectations and we anticipate increasingly stronger quarterly results for the remainder of this fiscal year,” stated CEO Mike Krimbill. “Our balance sheet and liquidity are much stronger following the closing of the retail propane sale in July and we are well positioned for the future. Each of our business units is performing well and with the acquisitions we have recently completed in the Water Solutions business, I am confident about our growth opportunities and the execution of our strategic direction.”

Quarterly Results of Operations

The following table summarizes operating income (loss) and Adjusted EBITDA by operating segment for the periods indicated:

	Quarter Ended
	June 30, 2018		June 30, 2017
	Operating Income (Loss)	Adjusted EBITDA	Operating Income (Loss)	Adjusted EBITDA
	(in thousands)
Crude Oil Logistics	$(99,738)	$30,441	$4,357	$25,836
Refined Products and Renewables	29,022	3,763	14,496	(7,799)
Liquids	2,623	10,841	(8,772)	(1,240)
Water Solutions	969	38,597	(1,154)	22,145
Corporate and Other	(17,430)	(8,880)	(17,726)	(6,751)
Discontinued Operations (1)	—	5,552	—	6,738
Total	$(84,554)	$80,314	$(8,799)	$38,929

(1)
On July 10, 2018, we completed the sale of virtually all of our remaining Retail Propane segment to Superior for total consideration of $896.5 million in cash after adjusting for estimated working capital. As a result, we have classified the assets, liabilities and redeemable noncontrolling interest as held for sale and the results of operations have been classified as discontinued operations.

The tables included in this release reconcile operating income (loss) to Adjusted EBITDA, a non-GAAP financial measure, for each of our operating segments.

Crude Oil Logistics

The Partnership’s Crude Oil Logistics segment generated Adjusted EBITDA of $30.4 million during the quarter ended June 30, 2018, compared to Adjusted EBITDA of $25.8 million during the quarter ended June 30, 2017. Results for the first quarter of

Fiscal 2019 improved compared to the same quarter in Fiscal 2018 primarily due to increased volumes on Grand Mesa Pipeline. The Partnership sold a portion of its rights and obligations to ship on certain third-party pipelines during the quarter and recognized a loss of $105.0 million on the transaction while eliminating its future commitments.

The Partnership’s Grand Mesa Pipeline contributed Adjusted EBITDA of approximately $44.7 million during the first quarter of Fiscal 2019, an increase of $14.7 million when compared to Adjusted EBITDA of approximately $30.0 million during the same quarter of last year, due to increased volumes related to production growth in the DJ Basin. Physical volumes averaged approximately 110,000 barrels per day and financial volumes averaged approximately 112,000 barrels per day during the quarter ended June 30, 2018.

Refined Products and Renewables

The Partnership’s Refined Products and Renewables segment generated Adjusted EBITDA of $3.8 million during the quarter ended June 30, 2018, compared to Adjusted EBITDA of $(7.8) million during the quarter ended June 30, 2017. The results for the quarter ended June 30, 2018 were positively impacted by an increase in prices, volumes and product margins of refined products due to stronger demand at our wholesale locations, especially in the Southeast and West Texas.

Refined product barrels sold during the quarter ended June 30, 2018 totaled approximately 52.5 million barrels, an increase of approximately 10.2 million barrels compared to the same period in the prior year due to an increase in bulk sales volumes. Renewable barrels sold during the quarter ended June 30, 2018 totaled approximately 0.9 million, a decrease of approximately 0.8 million barrels compared to the same period in the prior year.

Liquids

The Partnership’s Liquids segment generated Adjusted EBITDA of $10.8 million during the quarter ended June 30, 2018, compared to Adjusted EBITDA of $(1.2) million during the quarter ended June 30, 2017. Total product margin per gallon was $0.031 for the quarter ended June 30, 2018, compared to $0.004 for the quarter ended June 30, 2017, as a result of higher prices, increased demand, higher than anticipated production and increased railcar utilization.

Propane volumes increased by approximately 9.1 million gallons, or 4.0%, during the quarter ended June 30, 2018 compared to the quarter ended June 30, 2017. Butane volumes increased by approximately 21.5 million gallons, or 23.5%, during the quarter ended June 30, 2018 compared to the quarter ended June 30, 2017. Other Liquids volumes increased by approximately 26.4 million gallons, or 29.1%, during the quarter ended June 30, 2018 compared to the same period in the prior year. The increase in overall volumes is primarily attributable to an increase in volume moved by railcars due to third-party pipeline infrastructure issues.

Water Solutions

The Partnership’s Water Solutions segment generated Adjusted EBITDA of $38.6 million during the quarter ended June 30, 2018, compared to Adjusted EBITDA of $22.1 million during the quarter ended June 30, 2017. The Partnership processed approximately 920,000 barrels of wastewater per day during the quarter ended June 30, 2018, a 47.4% increase when compared to approximately 624,000 barrels of wastewater per day during the quarter ended June 30, 2017.

Processed water volumes have increased in each basin in which the Partnership operates as the segment continued to benefit from high crude oil prices, increased rig activity and crude oil production. Revenues from recovered hydrocarbons totaled $20.2 million for the quarter ended June 30, 2018, an increase of $10.3 million over the prior year period, related to an increase in the volume of wastewater processed and increased crude oil prices.

Retail Propane - Discontinued Operations

The Partnership’s Retail Propane segment generated Adjusted EBITDA of $5.6 million during the quarter ended June 30, 2018, compared to Adjusted EBITDA of $6.7 million during the quarter ended June 30, 2017. Propane sold during the quarter ended June 30, 2018 totaled 22.7 million gallons and decreased by approximately 4.5 million gallons, compared to the quarter ended June 30, 2017, primarily due to the sale of a portion of our Retail Propane segment on March 30, 2018. Distillates sold during the quarter ended June 30, 2018 were relatively flat compared to the quarter ended June 30, 2017. Total product margin per gallon was $1.013 for the quarter ended June 30, 2018, compared to $0.976 for the quarter ended June 30, 2017. On July 10, 2018, we completed the sale of virtually all of our remaining Retail Propane segment to Superior for total consideration of $896.5 million in cash after adjusting for estimated working capital. As a result, we have classified the assets, liabilities and redeemable noncontrolling interest as held for sale and the results of operations have been classified as discontinued operations.

Corporate and Other

Adjusted EBITDA for Corporate and Other was $(8.9) million during the quarter ended June 30, 2018, compared to Adjusted EBITDA of $(6.8) million during the quarter ended June 30, 2017. The decrease was due primarily to increased legal costs related to certain litigation matters.

Capitalization and Liquidity

Total long-term debt outstanding, excluding working capital borrowings, was $1.972 billion at June 30, 2018 compared to $1.710 billion at March 31, 2018, an increase of $261.6 million, primarily as a result of acquisitions and growth capital projects within our Water Solutions segment. Working capital borrowings totaled $1.061 billion at June 30, 2018 compared to $969.5 million at March 31, 2018, an increase of $91.0 million driven primarily by increases in inventory prices during the quarter. Total liquidity (cash plus available capacity on our revolving credit facility) was approximately $324.3 million as of June 30, 2018. The $896.5 million in cash proceeds from the sale of the Retail Propane segment were initially utilized to reduce the outstanding balance on the Partnership’s revolving credit facility on July 10, 2018.

First Quarter Conference Call Information

A conference call to discuss NGL’s results of operations is scheduled for 11:00 am Eastern Time (10:00 am Central Time) on Tuesday, August 7, 2018. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 8886005. An archived audio replay of the conference call will be available for 7 days beginning at 11:00 am Eastern Time (10:00 am Central Time) on August 8, 2018, which can be accessed by dialing (855) 859-2056 and providing access code 8886005.

Non-GAAP Financial Measures

NGL defines EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities, certain legal settlements and other. We also include in Adjusted EBITDA certain inventory valuation adjustments related to our Refined Products and Renewables segment, as discussed below. EBITDA and Adjusted EBITDA should not be considered alternatives to net loss, (loss) income from continuing operations before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.

Other than for NGL’s Refined Products and Renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and record a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s Refined Products and Renewables segment. The primary hedging strategy of NGL’s Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. We include this in Adjusted EBITDA because the unrealized gains and losses associated with derivative contracts associated with the inventory of this segment, which are intended primarily to hedge inventory holding risk and are included in net income, also affect Adjusted EBITDA.

Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures, income tax expense, cash interest expense and other. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity. Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distribution amounts are set by the Board of Directors.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA, and the Partnership is not able to provide a reconciliation of its Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: Crude Oil Logistics, Water Solutions, Liquids, and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

or

Linda Bridges, 918-481-1119
Senior Vice President - Finance and Treasurer
Linda.Bridges@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(in Thousands, except unit amounts)

	June 30, 2018	March 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,682	$22,094
Accounts receivable-trade, net of allowance for doubtful accounts of $4,385 and $4,201, respectively	1,096,596	1,026,764
Accounts receivable-affiliates	8,824	4,772
Inventories	600,486	551,303
Prepaid expenses and other current assets	135,097	128,742
Assets held for sale	515,012	517,604
Total current assets	2,369,697	2,251,279
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $365,782 and $343,345, respectively	1,604,498	1,518,607
GOODWILL	1,262,971	1,204,607
INTANGIBLE ASSETS, net of accumulated amortization of $452,314 and $433,565, respectively	907,540	913,154
INVESTMENTS IN UNCONSOLIDATED ENTITIES	1,995	17,236
LOAN RECEIVABLE-AFFILIATE	2,135	1,200
OTHER NONCURRENT ASSETS	175,138	245,039
Total assets	$6,323,974	$6,151,122
LIABILITIES AND EQUITY
CURRENT LIABILITIES AND REDEEMABLE NONCONTROLLING INTEREST:
Accounts payable-trade	$836,233	$852,839
Accounts payable-affiliates	24,874	1,254
Accrued expenses and other payables	225,617	223,504
Advance payments received from customers	21,871	8,374
Current maturities of long-term debt	646	646
Liabilities and redeemable noncontrolling interest held for sale	55,824	42,580
Total current liabilities and redeemable noncontrolling interest	1,165,065	1,129,197
LONG-TERM DEBT, net of debt issuance costs of $19,340 and $20,645, respectively, and current maturities	3,032,383	2,679,740
OTHER NONCURRENT LIABILITIES	63,539	173,514

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 19,942,169 and 19,942,169 preferred units issued and outstanding, respectively	91,559	82,576

EQUITY:
General partner, representing a 0.1% interest, 121,874 and 121,594 notional units, respectively	(50,919)	(50,819)
Limited partners, representing a 99.9% interest, 121,752,514 and 121,472,725 common units issued and outstanding, respectively	1,740,410	1,852,495
Class B preferred limited partners, 8,400,000 and 8,400,000 preferred units issued and outstanding, respectively	202,731	202,731
Accumulated other comprehensive loss	(257)	(1,815)
Noncontrolling interests	79,463	83,503
Total equity	1,971,428	2,086,095
Total liabilities and equity	$6,323,974	$6,151,122

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(in Thousands, except unit and per unit amounts)

	Three Months Ended June 30,
	2018	2017
REVENUES:
Crude Oil Logistics	$783,830	$504,915
Water Solutions	76,145	46,967
Liquids	459,897	294,025
Refined Products and Renewables	4,524,407	2,884,637
Other	155	161
Total Revenues	5,844,434	3,730,705
COST OF SALES:
Crude Oil Logistics	748,245	469,470
Water Solutions	14,269	153
Liquids	440,515	287,285
Refined Products and Renewables	4,492,858	2,871,702
Other	269	73
Total Cost of Sales	5,696,156	3,628,683
OPERATING COSTS AND EXPENSES:
Operating	56,262	47,836
General and administrative	22,390	22,385
Depreciation and amortization	52,045	52,417
Loss (gain) on disposal or impairment of assets, net	101,335	(11,817)
Revaluation of liabilities	800	—
Operating Loss	(84,554)	(8,799)
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	104	1,816
Interest expense	(46,268)	(49,104)
Loss on early extinguishment of liabilities, net	(137)	(3,281)
Other (expense) income, net	(33,742)	1,775
Loss From Continuing Operations Before Income Taxes	(164,597)	(57,593)
INCOME TAX EXPENSE	(651)	(456)
Loss From Continuing Operations	(165,248)	(58,049)
Loss From Discontinued Operations, net of Tax	(4,041)	(5,658)
Net Loss	(169,289)	(63,707)
LESS: NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	345	(52)
LESS: NET LOSS ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS	398	397
NET LOSS ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	$(168,546)	$(63,362)

NET LOSS FROM CONTINUING OPERATIONS ALLOCATED TO COMMON UNITHOLDERS	$(184,909)	$(68,099)
NET LOSS FROM DISCONTINUED OPERATIONS ALLOCATED TO COMMON UNITHOLDERS	$(3,639)	$(5,256)
NET LOSS ALLOCATED TO COMMON UNITHOLDERS	$(188,548)	$(73,355)
BASIC LOSS PER COMMON UNIT
Loss From Continuing Operations	$(1.52)	$(0.56)
Loss From Discontinued Operations, net of Tax	(0.03)	(0.05)
Net Loss	$(1.55)	$(0.61)
DILUTED LOSS PER COMMON UNIT
Loss From Continuing Operations	$(1.52)	$(0.56)
Loss From Discontinued Operations, net of Tax	(0.03)	(0.05)
Net Loss	$(1.55)	$(0.61)
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	121,544,421	120,535,909
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	121,544,421	120,535,909

EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net loss to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended June 30,
	2018	2017
	(in thousands)
Net loss	$(169,289)	$(63,707)
Less: Net loss (income) attributable to noncontrolling interests	345	(52)
Less: Net loss attributable to redeemable noncontrolling interests	398	397
Net loss attributable to NGL Energy Partners LP	(168,546)	(63,362)
Interest expense	46,412	49,278
Income tax expense	651	459
Depreciation and amortization	61,575	68,063
EBITDA	(59,908)	54,438
Net unrealized losses (gains) on derivatives	18,953	(2,001)
Inventory valuation adjustment (1)	(24,602)	(19,182)
Lower of cost or market adjustments	(413)	4,078
Loss (gain) on disposal or impairment of assets, net	101,343	(11,213)
Loss on early extinguishment of liabilities, net	137	3,281
Equity-based compensation expense (2)	5,511	8,821
Acquisition expense (3)	1,252	(318)
Revaluation of liabilities (4)	800	—
Gavilon legal matter settlement (5)	35,000	—
Other (6)	2,241	1,025
Adjusted EBITDA	80,314	38,929
Less: Cash interest expense (7)	43,840	46,371
Less: Income tax expense	651	459
Less: Maintenance capital expenditures	12,390	6,527
Distributable Cash Flow	$23,433	$(14,428)

(1)
Amount reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. See “Non-GAAP Financial Measures” section above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our unaudited condensed consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)	Amounts represent expenses we incurred related to legal and advisory costs associated with acquisitions, partially offset by reimbursement for certain legal costs incurred in prior periods.

(4)
Amounts represent the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment.

(5)
Represents the accrual for the estimated cost of the settlement of the Gavilon legal matter (see the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018). We have excluded this amount from Adjusted EBITDA as it relates to transactions that occurred prior to our acquisition of Gavilon LLC in December 2013.

(6)
Amount for the three months ended June 30, 2018 represents non-cash operating expenses related to our Grand Mesa Pipeline, certain expenses related to discontinued operations, unrealized loss on marketable securities and accretion expense for asset retirement obligations. Amount for the three months ended June 30, 2017 represents non-cash operating expenses related to our Grand Mesa Pipeline and accretion expense for asset retirement obligations.

(7)	Amounts represent interest expense payable in cash for the period presented, excluding changes in the accrued interest balance.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended June 30, 2018
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating (loss) income	$(99,738)	$969	$2,623	$29,022	$(17,430)	$—	$(84,554)
Depreciation and amortization	19,229	25,309	6,468	321	718	—	52,045
Amortization recorded to cost of sales	80	—	37	1,348	—	—	1,465
Net unrealized losses on derivatives	7,412	9,110	2,337	—	—	—	18,859
Inventory valuation adjustment	—	—	—	(24,602)	—	—	(24,602)
Lower of cost or market adjustments	—	—	(504)	91	—	—	(413)
Loss (gain) on disposal or impairment of assets, net	101,894	2,475	(10)	(3,026)	2	—	101,335
Equity-based compensation expense	—	—	—	—	5,511	—	5,511
Acquisition expense	—	—	160	—	1,136	—	1,296
Other income (expense), net	14	—	35	(17)	(33,774)	—	(33,742)
Adjusted EBITDA attributable to unconsolidated entities	—	(54)	—	476	(43)	—	379
Adjusted EBITDA attributable to noncontrolling interest	—	(112)	(322)	—	—	—	(434)
Revaluation of liabilities	—	800	—	—	—	—	800
Gavilon legal matter settlement	—	—	—	—	35,000	—	35,000
Other	1,550	100	17	150	—	—	1,817
Discontinued operations	—	—	—	—	—	5,552	5,552
Adjusted EBITDA	$30,441	$38,597	$10,841	$3,763	$(8,880)	$5,552	$80,314

	Three Months Ended June 30, 2017
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating income (loss)	$4,357	$(1,154)	$(8,772)	$14,496	$(17,726)	$—	$(8,799)
Depreciation and amortization	20,835	24,008	6,330	324	920	—	52,417
Amortization recorded to cost of sales	85	—	70	1,430	—	—	1,585
Net unrealized gains on derivatives	(659)	—	(1,369)	—	—	—	(2,028)
Inventory valuation adjustment	—	—	—	(19,182)	—	—	(19,182)
Lower of cost or market adjustments	—	—	2,476	1,602	—	—	4,078
Gain on disposal or impairment of assets, net	(3,559)	(730)	—	(7,528)	—	—	(11,817)
Equity-based compensation expense	—	—	—	—	8,821	—	8,821
Acquisition expense	—	—	—	—	(318)	—	(318)
Other income, net	44	18	4	168	1,541	—	1,775
Adjusted EBITDA attributable to unconsolidated entities	3,822	154	—	891	11	—	4,878
Adjusted EBITDA attributable to noncontrolling interest	—	(244)	—	—	—	—	(244)
Other	911	93	21	—	—	—	1,025
Discontinued operations	—	—	—	—	—	6,738	6,738
Adjusted EBITDA	$25,836	$22,145	$(1,240)	$(7,799)	$(6,751)	$6,738	$38,929

OPERATIONAL DATA
(Unaudited)

	Three Months Ended
	June 30,
	2018	2017
	(in thousands, except per day amounts)
Crude Oil Logistics:
Crude oil sold (barrels)	11,225	10,020
Crude oil transported on owned pipelines (barrels)	9,987	6,766
Crude oil storage capacity - owned and leased (barrels) (1)	6,371	6,454
Crude oil inventory (barrels) (1)	1,164	1,778

Water Solutions:
Wastewater processed (barrels per day)
Eagle Ford Basin	279,184	220,579
Permian Basin	421,535	232,105
DJ Basin	136,115	112,437
Other Basins	83,038	58,979
Total	919,872	624,100
Solids processed (barrels per day)	5,899	4,168
Skim oil sold (barrels per day)	3,615	2,525

Liquids:
Propane sold (gallons)	233,786	224,733
Butane sold (gallons)	113,025	91,517
Other products sold (gallons)	116,985	90,611
Liquids storage capacity - owned and leased (gallons) (1)	438,968	453,971
Propane inventory (gallons) (1)	62,816	94,488
Butane inventory (gallons) (1)	54,577	76,047
Other products inventory (gallons) (1)	6,357	6,977

Refined Products and Renewables:
Gasoline sold (barrels)	40,738	28,516
Diesel sold (barrels)	11,777	13,798
Ethanol sold (barrels)	544	1,014
Biodiesel sold (barrels)	328	627
Refined Products and Renewables storage capacity - leased (barrels) (1)	9,523	9,225
Gasoline inventory (barrels) (1)	3,323	2,748
Diesel inventory (barrels) (1)	965	1,973
Ethanol inventory (barrels) (1)	714	586
Biodiesel inventory (barrels) (1)	165	255

(1)	Information is presented as of June 30, 2018 and June 30, 2017, respectively.